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                                                                      EXHIBIT 5

             [LETTERHEAD OF FRASER TREBILCOCK DAVIS & FOSTER, P.C.]




                                October 18, 1996





Mr. James L. Herbert, Jr.
Neogen Corporation
620 Lesher Place
Lansing, MI  48912

Dear Mr. Herbert:

     In connection with the proposed public offering of the common stock of Neogen Corporation (the "Company), you have requested our opinion as to the legality of the common stock being registered with the Securities and Exchange Commission. In connection with the public offering covered by a Registration Statement filed with the Securities and Exchange Commission on September 17, 1996, we have reviewed the following:

     1. The Restated Articles of Incorporation currently on file with the State of Michigan;

     2. The Amended Bylaws of the Company, which are currently in effect;

     3. The minute books of the Company; and

     4. The Registration Statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, on September 17, 1996, as amended, including the form of Underwriting Agreement found at
        Exhibit 1.

     Based upon examination of these documents and all other instruments and records which we deem necessary, it is our opinion that the common stock of the Company which is the subject of the September 17, 1996 SEC Registration Statement, as amended, when issued and sold in accordance with the Underwriting Agreement, will be duly authorized, validly issued, fully paid, and nonassessable.
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Mr. James L. Herbert, Jr.
October 18, 1996
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     By this letter, we also consent to inclusion of this letter in the
Registration Statement, and to the reference to our firm in the Prospectus as written.

                               Very truly yours,

                     FRASER TREBILCOCK DAVIS & FOSTER, P.C.





RCL/sas

cc:  Richard C. Lowe